Exhibit 7(a)

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of 7 September, 2016 (this “Agreement”), is made and entered into by and among: Liberty Media Corporation (the “Company”); CVC Delta Topco Nominee (“CVC”); and each of the stockholders of the Company that are listed on Schedule A hereto (each a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, pursuant to the Stock Purchase Agreement by and among the Company, Liberty GR Cayman Acquisition Company, an exempted company organized in the Cayman Islands and an indirect wholly owned subsidiary of the Company (“Buyer”), Delta Topco Limited, a Jersey corporation (“Delta Topco”), and certain of the shareholders of Delta Topco (the “First Purchase Agreement”), and the Stock Purchase Agreement by and among the Company, Buyer, Delta Topco, and the selling shareholders of Delta Topco (the “Selling Shareholders”) specified therein (the “Second Purchase Agreement”), each dated as of the date hereof (collectively, the “Purchase Agreements”), each Selling Shareholder has agreed to sell all of the Sale Securities that it holds in Delta Topco to Buyer in exchange for consideration consisting of (i) cash, (ii) the re-characterization of a portion of the existing loan notes of Delta Topco into 2% fixed rate unsecured exchangeable redeemable loan notes via an amendment and restatement to the terms of such existing loan notes, and (iii) shares of the Company’s LMG Series C Stock (the “Transaction”);

WHEREAS, pursuant to the terms of the Second Purchase Agreement, the Company shall seek to obtain the approval of the stockholders of the Company: (i) with respect to (A) the issuance by the Company of shares of the Company’s LMG Series C Stock in the Transaction to the Selling Shareholders (and potentially to certain third party investors) and (B) the potential issuance by the Company of shares of the Company’s LMG Series C Stock in accordance with the terms of the Exchangeable Securities (together, the “Transaction Consideration Issuance”); and (ii) of a proposal (the “Name Change Proposal”) to amend and restate the Company’s Restated Certificate of Incorporation to change the name of the Media Group to the “Formula One Group”, subject to and conditional upon the completion of the Transaction;

WHEREAS, the Stockholders are the sole and exclusive record and Beneficial Owners of, and have sole and exclusive voting power over, the number of shares of the Company Series B Voting Stock (as defined below) set forth opposite each such Stockholder’s name on Schedule A (such shares of Company Series B Voting Stock, the “Original Shares” and, together with any New Shares (as defined below), the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Purchase Agreements and the other Transaction Documents to which they are a party, CVC and the Company have requested that the Stockholders enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, each of the Stockholders, the Company and CVC hereby agrees as follows:

SECTION 1.                            Representations and Warranties of the Stockholders.  Each Stockholder hereby represents and warrants to the Company and CVC, severally and not jointly, solely with respect to itself, as follows:

(a)                                 Organization; Authority; Execution and Delivery; Enforceability; Litigation; Fees.  If such Stockholder is not a natural person, (i) such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, if applicable, and (ii) the execution and delivery of this Agreement by such Stockholder, and the performance by such Stockholder of its obligations under this Agreement, have been duly authorized by all necessary corporate or similar action on the part of such Stockholder, as applicable.  Such Stockholder has all requisite power and authority to execute and deliver this Agreement (and each person executing this Agreement on behalf of such Stockholder has full power, authority and capacity to execute and deliver this Agreement on behalf of such Stockholder and to thereby bind such Stockholder) and to perform his, her or its obligations hereunder, and no consents, registrations, approvals, permits or authorizations are required to be obtained by such Stockholder from any person or entity in connection with the execution and delivery of this Agreement by such Stockholder.  This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the Company and CVC constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. The execution, delivery and performance of this Agreement by such Stockholder will not violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in a right of termination under, any material contract to which such Stockholder is bound. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions or matters contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

(b)                                 Ownership.  Such Stockholder is the sole and exclusive record and Beneficial Owner of the number of Original Shares set forth opposite such Stockholder’s name on Schedule A, and such Stockholder’s Original Shares constitute all of the shares of Company Series B Voting Stock Beneficially Owned by such Stockholder on the date of this Agreement.  Such Stockholder has (and at any Company Approval Meeting will have) full power, authority and discretion to vote, or direct the voting of, all of the Original Shares owned by it, and none of such Stockholder’s Original Shares are subject to any proxy, lien, pledge, claim, option, security interest, voting trust or other agreement, arrangement or restriction with respect to the voting of such Stockholder’s Original Shares (including in connection with the Transaction Consideration Issuance or the Name Change Proposal), except as set forth in Sections 4 and 5 of this Agreement.

(c)                                  Reliance.  Such Stockholder understands and acknowledges that CVC is entering into the Second Purchase Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

SECTION 2.                            Representations and Warranties of the Company.

The Company hereby represents and warrants to each Stockholder and CVC as follows:  (i) the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Company has all requisite power and authority to execute and deliver this Agreement (and each person executing this Agreement on behalf of the Company has full power, authority, and capacity to execute and deliver this Agreement on behalf of the Company and to thereby bind the Company) and to perform its obligations hereunder, and no consents, registrations, approvals, permits or authorizations are required to be obtained by the Company from any person or entity in connection with the execution and delivery of this Agreement by the Company, (iii) the execution and delivery of this Agreement by the Company, and the performance by the Company of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of the Company, and (iv) this Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by CVC and each of the Stockholders, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. The execution, delivery and performance of this Agreement by the Company will not violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in a right of termination under, any material contract to which such Stockholder is bound. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of the Company to perform its obligations hereunder.

SECTION 3.                            Representations and Warranties of CVC.

CVC hereby represents and warrants to each Stockholder and to the Company as follows:  (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) it has all requisite power and authority to execute and deliver this Agreement (and each person executing this Agreement on behalf of it has full power, authority, and capacity to execute and deliver this Agreement on behalf of CVC and to thereby bind CVC) and to perform its obligations hereunder, and no consents, registrations, approvals, permits or authorizations are required to be obtained by CVC from any person or entity in connection with the execution and delivery of this Agreement by CVC, (iii) the execution and delivery of this Agreement by it, and its performance of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of CVC, and (v) this Agreement has been duly executed and delivered by it and, assuming due authorization, execution and delivery by the Company and each of the Stockholders, constitutes a valid and binding obligation of CVC, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. The execution, delivery and performance of this Agreement by

CVC will not violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would CVC a default) under, or result in a right of termination under, any material contract to which CVC is bound. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of CVC, threatened against CVC at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of CVC to perform its obligations hereunder.

SECTION 4.                            Covenants of the Stockholders.  Each Stockholder covenants and agrees, severally and not jointly, solely with respect to itself, as follows:

(a)                                 Throughout the term of this Agreement, at any meeting of the stockholders of the Company, however called, to vote upon the Transaction Consideration Issuance and/or the Name Change Proposal, or at any postponement or adjournment thereof (each such meeting, a “Company Approval Meeting”), such Stockholder shall (i) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted, whether by the record owner or otherwise) all of such Stockholder’s Subject Shares: (A) in favor of the Transaction Consideration Issuance and the Name Change Proposal, (B) in favor of any proposal to adjourn a Company Approval Meeting to solicit additional proxies in favor of the approval of the Transaction Consideration Issuance and/or the Name Change Proposal, and (C) against any other action, proposal, agreement or transaction that is intended to, or could reasonably be expected to, impair, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or otherwise adversely affect (in any respect) the approval of the Transaction Consideration Issuance and/or the Name Change Proposal; provided, that, in each case, each of the Purchase Agreements shall not have been materially amended (a “Material Purchase Agreement Amendment”) without the prior written consent of such Stockholder (such consent to be provided or withheld in accordance with the proviso to Section 8(h) below). Throughout the term of this Agreement, such Stockholder shall not make any public statements that are inconsistent with its support of the Transaction Consideration Issuance or the Name Change Proposal or publicly propose to do any anything inconsistent with its obligations hereunder.

(b)                                 From the date of this Agreement until immediately following a duly convened Company Approval Meeting at which the Transaction Consideration Issuance and the Name Change Proposal have been voted on by the stockholders of the Company (including, if adjourned, following the final adjournment thereof), such Stockholder shall not (i) sell or dispose or transfer Beneficial Ownership of any Subject Shares, or the voting rights with respect thereto (including by way of tendering Subject Shares into a tender or exchange offer, by conversion of Subject Shares), (ii) grant any proxies or powers of attorney with respect to the Subject Shares, deposit any Subject Shares into a voting trust or enter into a voting contract with respect to any Subject Shares, including with respect to any vote on the approval of the Transaction Consideration Issuance or the Name Change Proposal (other than executing a proxy to vote in favor of the Transaction Consideration Issuance and the Name Change Proposal in accordance with, and to give effect to, the terms of this Agreement); (iii), or (iii) commit or agree to take any of the actions in clauses (i) or (ii); provided, that such Stockholder may sell, dispose of, pledge or transfer any Subject Shares pursuant to any sale, transfer, contract or other disposition (which, for the avoidance of doubt, excludes any conversion) to an acquiror or pledgor, as applicable, that agrees (in writing, pursuant to a joinder agreement or other instrument, in favor of CVC) to take such Subject Shares subject to the transferor’s obligations under this Agreement (a “Permitted Transferee”), including, for the avoidance of doubt, another Stockholder; provided, further, that the death of any Stockholder who is an individual person shall itself not be a sale, transfer or disposition of any Subject Shares as long as another Stockholder, a Permitted Transferee or the Stockholder’s estate continues to own such Subject Shares and agrees to perform such Stockholder’s obligations hereunder. Any attempted sale, disposal or transfer of Subject Shares or any interest therein in violation of this Section 4 shall be null and void, and the Company shall refuse to record such attempted sale, disposal or transfer in its books and records.

(c)                                  If any involuntary sale, disposal or transfer of any of the Subject Shares shall occur (including a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, to the fullest extent permitted by applicable Law, take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.

(d)                                 Throughout the term of this Agreement, such Stockholder will not, and will not permit any person under such Stockholder’s control, to solicit proxies, or to seek votes, consents or approvals, that are contrary to any of the matters specified in Section 4(a)(ii).

(e)                                  Such Stockholder hereby agrees that, in the event (i) of any stock or extraordinary dividend or other distribution, stock split, reverse stock split, recapitalization, reclassification, reorganization, combination or other like change of or affecting the Subject Shares that results in such Stockholder acquiring Beneficial Ownership and the right to vote, or direct the voting, of any additional shares of Company Series B Voting Stock, or (ii) that such Stockholder otherwise acquires Beneficial Ownership and the right to vote, or direct the voting, of any shares of Company Series B Voting Stock, in each case after the execution of this Agreement (including by conversion, operation of Law or otherwise) (collectively, the “New Shares”): (A) such New Shares shall constitute Subject Shares and be subject to the applicable terms of this Agreement, including all covenants, agreements, and obligations set forth herein; and (B) such Stockholder shall ensure that the representations and warranties set forth in Sections 1(a) and 1(b) above shall be true and correct in respect of such New Shares as if they were Original Shares (other than the fact that such New Shares will not be set forth on Schedule A).

(f)                                   Notwithstanding anything to the contrary contained herein, such Stockholder is entering into this Agreement solely in its capacity as Beneficial Owner of such Stockholder’s Subject Shares, and nothing herein is intended to or shall limit, affect or restrict any director or officer of the Company or the Buyer in his or her capacity as a director or officer of the Company, the Buyer or any of their respective Subsidiaries (including voting on matters put to such board or any committee thereof, influencing officers, employees, agents, management or the other directors of the Company, the Buyer or any of their respective Subsidiaries and taking any action or making any statement at any meeting of such board or any committee thereof) or in the exercise of his or her fiduciary duties as a director or officer of the Company, the Buyer or any of their respective Subsidiaries.

(g)                                  For the avoidance of doubt, (i) other than as expressly contemplated by Section 4, nothing in this Agreement shall be deemed to require such Stockholder to vote in favor of, or to prohibit such Stockholder from taking any action that adversely affects, any other proposal submitted for the approval of the stockholders of the Company and (ii) other than with respect to the Subject Shares, nothing in this Agreement shall be deemed to (x) require such Stockholder to vote or refrain from voting any other shares of voting stock of the Company Beneficially Owned by such Stockholder in any manner or (y) sell, transfer or otherwise dispose of any other shares of common stock of the Company.

SECTION 5.                            Further Assurances.  Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or CVC may reasonably request for the purpose of effectuating the matters covered by this Agreement.

SECTION 6.                            Certain Definitions.  Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to such term in the Second Purchase Agreement. For purposes of this Agreement, the term:

(a)                                 “Beneficial Ownership” and related terms such as “Beneficially Owned” or “Beneficial Owner” have the meaning given such terms in Rule 13d-3 under the U.S. Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time; provided, that no Stockholder will be deemed to Beneficially Own any Company Series B Voting Stock held by The Tracy M. Amonette Trust A (also known as the Tracy L. Neal Trust A) or The Evan D. Malone Trust A, unless and until a Stockholder exercises its right of substitution and acquires such Company Series B Voting Stock from The Tracy M. Amonette Trust A (also known as the Tracy L. Neal Trust A) or The Evan D. Malone Trust A, respectively.

(b)                                 “Company Series B Voting Stock” means (x) all shares of Series B common stock of the Company, including shares of Series B Liberty Media common stock, par value $0.01 per share, Series B Liberty SiriusXM common stock, par value $0.01 per share, and Series B Liberty Braves common stock, par value $0.01 per share, in each case as constituted on the date of this Agreement, and (y) any securities issued in respect of the securities listed in clause (x), or in substitution therefor, or otherwise into which such Company Series B Voting Stock may thereafter be changed (whether as a result of a recapitalization, reorganization, redemption, merger, consolidation, business combination, share exchange, stock dividend or other transaction or event); provided, that, in the case of each of clauses (x) and (y) such securities are entitled to voting powers of more than one vote per share.

(c)                                  “Governmental Authority” means any supranational, national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, or any arbitral body and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government.

(d)                                 “Law” means any applicable law, statute, constitution, principal of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted,

adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(e)                                  “LMG Series C Stock” means Series C Liberty Media common stock, par value $0.01 per share, of the Company, as constituted on the date of this Agreement, and any securities issued in respect thereof, or in substitution therefor, or otherwise into which such LMG Series C Stock may thereafter be changed (whether as a result of a recapitalization, reorganization, redemption, merger, consolidation, business combination, share exchange, stock dividend or other transaction or event).

SECTION 7.                            Termination.  This Agreement shall terminate upon the earliest of (a) the written agreement of the Stockholders, the Company and CVC, (b) the entry into any Material Purchase Agreement Amendment without the prior written consent of the Stockholders (such consent to be provided or withheld in accordance with the proviso to Section 8(h) below), (c) the termination of the Second Purchase Agreement in accordance with its terms, and (d) the consummation of the transactions contemplated by the Second Purchase Agreement in accordance with its terms; provided, that, in each case, Section 8 and Section 9 of this Agreement shall survive any such termination. Notwithstanding the foregoing, nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to such termination.

SECTION 8.                            General Provisions.

(a)                                 Assignment; Amendments.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other parties, except that any Stockholder may assign its obligations hereunder to a Permitted Transferee (that has executed a joinder agreement or other instrument in accordance with Section 4(b) above) without the prior written consent of the Company or CVC. Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of the Company, each Stockholder and CVC.

(b)                                 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon transmission by electronic mail or facsimile transmission as evidenced by confirmation of transmission to the sender (but only if followed by transmittal of a copy thereof by (i) national overnight courier or (ii) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail or facsimile transmission), (c) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (d) on the next Business Day if transmitted by national overnight courier, in each case as follows:

if to the Company:

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, Colorado  80112

Attention: Legal Department

Facsimile: Separately provided

Email: Separately provided

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY  10112

Facsimile:                       212-259-2501

Email:                                          frederick.mcgrath@bakerbotts.com

renee.wilm@bakerbotts.com

Attention:                       Frederick H. McGrath

Renee L. Wilm

If to CVC, addressed to it at the contact information provided for the Seller’s Representative in the Second Purchase Agreement (as such term is defined in the Second Purchase Agreement), with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY  10153

Facsimile:                       212-310-8007

Email:                                          Michael.lubowitz@weil.com

Jackie.cohen@weil.com

Attention:                       Michael E. Lubowitz

Jackie Cohen

Freshfields Bruckhaus Deringer LLP

65 Fleet Street

London EC4Y 1HT

Facsimile: +44 20 7832 7001

Email:                                          Charles.hayes@freshfields.com

Valerie.jacob@freshfields.com

Attention:                       Charles Hayes

Valerie F. Jacob

if to a Stockholder:  at the address of such stockholder set forth on Schedule A with a copy (which shall not constitute notice) to:

Sherman & Howard L.L.C.

633 17th Street, Suite 3000

Denver, CO  80202

Facsimile:                       (303) 298-0940

E-mail:  smiller@shermanhoward.com

Attention:                       Steven D. Miller

(c)                                  Interpretation.  When a reference is made in this Agreement to a paragraph, a Section or a Schedule, such reference shall be to a paragraph of, a Section of or a Schedule to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  References to a Person are also to its permitted successors and assigns.  Each of the parties hereto has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.

(d)                                 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

(e)                                  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (together with the Purchase Agreements and the other Transaction Documents, including all schedules and exhibits to each of the foregoing) (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and no party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement or the other Transaction Documents and (ii) is not intended to confer upon any person other than the parties any rights or remedies, except as expressly contemplated herein.

(f)                                   Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.  This Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. The parties hereby irrevocably and unconditionally submit to the sole and exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, of any other State Court of the State of Delaware or any Federal Court of the United States of America sitting in the State of Delaware (collectively, the “Delaware Courts”), in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Courts, or that this Agreement may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Courts. The parties hereby consent to and grant the Delaware Courts jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9(b) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(F).

(g)                                  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

(h)                                 Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(j)                                    Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not such transactions are consummated; provided, that the Company shall pay up to $75,000 of the reasonable fees, charges and disbursements of advisors to and counsel for the Stockholders in connection with this Agreement.

(h)                                 Stockholder Obligations Several and Not Joint.  The representations, warranties, covenants and other agreements of each of the Stockholders hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder; provided, that any consent to a Material Purchase Agreement Amendment shall be provided or withheld by John C. Malone on behalf of himself and each other Stockholder.

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IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its representative thereunto duly authorized as of the date first written above.

LIBERTY MEDIA CORPORATION

By:	/s/ Craig Troyer
Name:	Craig Troyer
Title:	Vice President, Deputy General Counsel and Assistant Secretary

[Signature Page to Voting Agreement]

CVC DELTA TOPCO NOMINEE LIMITED

By:	/s/ Carl John Hansen
Name:	Carl John Hansen
Title:	Director

[Signature Page to Voting Agreement]

STOCKHOLDERS

/s/ John C. Malone

John C. Malone

[Signature Page to Voting Agreement]

/s/ Leslie Malone

Leslie Malone

[Signature Page to Voting Agreement]

THE JOHN C. MALONE JUNE 2003 CHARITABLE REMAINDER UNITRUST

By:	/s/ John C. Malone
Name:	John C. Malone
Title:	Trustee

[Signature Page to Voting Agreement]

Schedule A

Stockholders

Stockholder	LMCB	BATRB	LSXMB

John C. Malone c/o Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 Facsimile: Separately provided Email: Separately provided	2,156,373	862,549	8,625,493

Leslie Malone c/o Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 Facsimile: Separately provided Email: Separately provided	57,641	23,056	230,564

John C. Malone June 2003 Charitable Remainder Unitrust c/o Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 Facsimile: Separately provided Email: Separately provided	122,649	49,059	490,597